Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of February 13, 2012 (the “Effective Date”) among (a) SILICON VALLEY BANK, a California corporation with a loan production office located at 230 West Monroe, Suite 720, Chicago, Illinois 60606 (“Bank”), and (b) (i) SAGENT PHARMACEUTICALS, INC., a Delaware corporation (“Sagent Delaware”) and (ii) SAGENT PHARMACEUTICALS, a Wyoming corporation (“Sagent Wyoming”; and together with Sagent Delaware, jointly and severally, individually and collectively, “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in Section 6.7 (or in any related definition) or any other provision in any Loan Document, and either Borrower or Bank shall so request, Bank and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP: provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Bank the financial statements and other documents required under this Agreement, which shall include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, to the extent that any change in GAAP after the Effective Date results in leases which are, or would have been, classified as operating leases under GAAP as it exists on the Effective Date being classified as a capital lease under revised GAAP, such change in classification of leases from operating leases to capital leases shall be ignored for purposes of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.2 Overadvances. If, at any time, the aggregate outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate; Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to (x) the Base Rate plus one and one half of one percent (1.50%) or (y) the Eurodollar Rate plus two and one half of one percent (2.50%). Pursuant to the terms hereof, interest on outstanding Advances shall be paid in arrears on each Interest Payment Date. All accrued but unpaid interest on the Revolving Line shall be due and payable on the Revolving Line Maturity Date.

(b) Default Rate. At the election of Bank, upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. (i) Changes to the interest rate of any Credit Extension based on changes to the Base Rate shall be effective on the effective date of any change to the Prime Rate and/or Federal Funds Rate (as applicable) and to the extent of any such change; and (ii) the interest rate applicable to each Eurodollar Loan shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.5, 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such Eurodollar Loan, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such Eurodollar Loans.

(d) Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed, except with respect to interest computed under the Prime Rate, which shall be computed based upon the actual number of days occurring during the current calendar year.

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or, upon Bank’s reasonable attempt to notify Borrower, any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

2.4 Fees. Borrower shall pay to Bank:

(a) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, commencing on the first (1st) day of the first (1st) full calendar quarter following the calendar quarter in which the Effective Date occurs, in an amount equal to three-tenths of one percent (0.30%) per annum of the average unused portion of the Revolving Line, as determined by Bank. The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Revolving Line amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;

(b) Early Termination Fees. The Deferred Termination Fee when due hereunder; and

(c) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5 Payments. All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. eastern time on the date when due. Payments of principal and/or interest received after 12:00 p.m. eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following documents:

(a) duly executed original signatures to the Loan Documents;

(b) duly executed original signatures to the Control Agreements;

(c) Each Borrower’s Operating Documents and a good standing certificate of each Borrower, certified by the Secretary of State of the State of Delaware with respect to Sagent Delaware and the Secretary of State of the State of Wyoming with respect to Sagent Wyoming, together with certificates of foreign qualification from each jurisdiction in which each Borrower is qualified to conduct business, in all cases dated as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) Secretary’s Certificate with completed Borrowing Resolutions for each Borrower;

(e) a payoff letter from MidCap and SVB;

(f) evidence that (i) the Liens securing existing Indebtedness owed by Borrower to MidCap and/or Bank will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(g) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(h) a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signature thereto;

(i) evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(j) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

For the avoidance of doubt, delivery by Sagent Delaware of stock certificates evidencing its ownership interest in Sagent Wyoming shall not be a condition to Bank’s obligation to make the initial Credit Extension.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt of any Notice of Borrowing and/or Payment/Advance Request; and

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and/or Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank (a) under Section 3.1 and Section 3.2 of this Agreement as a condition precedent to the initial Credit Extension, and (b) under Section 3.2 of this Agreement as a condition precedent to each Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. eastern time on the Funding

Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Notice of Borrowing and/or Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

3.5 Conversion and Continuation Elections.

(a) So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for Eurodollar Loans, Borrower may, upon irrevocable written notice to Bank:

(1) elect to convert on any Business Day, Base Rate Loans, in an amount equal to Five Hundred Thousand Dollars ($500,000.00) or any integral multiple of One Hundred Thousand Dollars ($100,000.00) in excess thereof, into Eurodollar Loans;

(2) elect to continue on any Interest Payment Date any Eurodollar Loans maturing on such Interest Payment Date (or any part thereof in an amount equal to Five Hundred Thousand Dollars ($500,000.00) or any integral multiple of One Hundred Thousand Dollars ($100,000.00) in excess thereof); provided, that if the aggregate amount of Eurodollar Loans shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than One Hundred Thousand Dollars ($100,000.00), such Eurodollar Loans shall automatically convert into Base Rate Loans, and on and after such date the right of Borrower to continue such Eurodollar Loans as, and convert such Eurodollar Loans into, Eurodollar Loans shall terminate; or

(3) elect to convert on any Interest Payment Date any Eurodollar Loans maturing on such Interest Payment Date into Base Rate Loans.

(b) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 12:00 p.m. eastern time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Loans are to be converted into or continued as Eurodollar Loans; and (ii) on the Conversion Date, if any Loans are to be converted into Base Rate Loans, in each case specifying the:

(1) proposed Conversion Date or Continuation Date;

(2) aggregate amount and Type of the Loans to be converted or continued;

(3) nature of the proposed conversion or continuation; and

(4) duration of the requested Interest Period.

(c) all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to Five Hundred Thousand Dollars ($500,000.00) or any integral multiple of One Hundred Thousand Dollars ($100,000.00) in excess thereof and (b) no more than seven (7) Eurodollar Tranches shall be outstanding at any one time.

(d) If upon the expiration of any Interest Period applicable to any Eurodollar Loans, Borrower shall have timely failed to select a new Interest Period to be applicable to such Eurodollar Loans, Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans.

(e) Any Eurodollar Loans shall, at Bank’s option, convert into Base Rate Loans in the event that the aggregate principal amount of the Base Rate Loans which have been previously converted to Eurodollar Loans, or the aggregate principal amount of existing Eurodollar Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of Eurodollar Loans to Base Rate Loans pursuant to any of the foregoing.

(f) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Base Rate market to fund any Eurodollar Loans, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the Eurodollar Loans.

3.6 Special Provisions Governing Eurodollar Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Loans as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Eurodollar Loan on the basis provided for in the definition of Eurodollar Base Rate, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Loans until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its Eurodollar Loans and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund Eurodollar Loans due to impracticability or illegality under Sections 3.7(d) and 3.7(e)) a borrowing or a conversion to or continuation of any Eurodollar Loan does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its Eurodollar Loans occurs on a date prior to the last day of an Interest Period applicable to such Eurodollar Loan.

(d) Assumptions Concerning Funding of Eurodollar Loans. Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.5 shall be made as though Bank had actually funded each of its relevant Eurodollar Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Loans and having a maturity comparable to the relevant Interest Period; provided, that Bank may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.5.

(e) Eurodollar Loans after Default. After the occurrence and during the continuance of an Event of Default, unless otherwise agreed in writing by Bank, (i) Borrower may not elect to have any Loan be made or continued as, or converted into, a Eurodollar Loan after the expiration of any Interest Period then in effect for such Loan and (ii) subject to the provisions of Section 3.7(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Loans referred to therein as Base Rate Loans.

3.7 Additional Requirements/Provisions Regarding Eurodollar Loans.

(a) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a Eurodollar Loan prior to the last day of the Interest Period for such Eurodollar Loan, Borrower shall immediately notify Borrower’s account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank’s determination as to such amount shall be conclusive absent manifest error.

(b) Borrower shall pay Bank, within fifteen (15) days of written demand (including a statement of the type described in the immediately succeeding paragraph) by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Loans relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Eurodollar Loans (except for Indemnified Taxes paid or reimbursed pursuant to Section 3.8 and the imposition of, or change in the rate with respect to, any Excluded Taxes payable by Bank);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Eurodollar Loans or any deposits referred to in the definition of Eurodollar Base Rate); or

(iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7. Determinations and allocations by Bank for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Eurodollar Loans, of making or maintaining Eurodollar Loans, or on amounts receivable by it in respect of Eurodollar Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, in each case, after the Effective Date, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (“Bank’s Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or Bank’s Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, (including a statement of the type described in the last paragraph of clause (b) above), Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(d) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of Eurodollar Loans for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) the Eurodollar Base Rate does not accurately reflect the cost to Bank of lending the Eurodollar Loans, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the Eurodollar Loans shall be suspended until Bank revokes such notice; provided, however, Eurodollar Loans shall not be suspended if Bank and Borrower agree in writing to a different interest rate applicable to Eurodollar Loans.

(e) If it shall become unlawful for Bank to continue to fund or maintain any Eurodollar Loans, or to otherwise perform its obligations with respect to Eurodollar Loans, upon demand by Bank, Borrower shall prepay the Eurodollar Loans in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(a)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a Eurodollar Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation,

Borrower shall have the option, subject to the provisions of Section 3.5(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Base Rate Loan or to have outstanding Loans converted into or continued as Base Rate Loans by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

3.8 Taxes.

(a) All payments of principal and interest on the Credit Extensions and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, payroll, employment, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding (i) taxes imposed on or measured by Bank’s income (and franchise taxes solely to the extent imposed in lieu thereof) by the jurisdictions (or any political subdivisions thereof) under which Bank is organized or in which its principal office or applicable lending office is located or in which it conducts business (other than solely as the result of entering into any of the Loan Documents or taking any action thereunder), (ii) taxes imposed by a jurisdiction as a result of a present or former connection between Bank and the jurisdiction of the governmental authority imposing such tax (other than any such connection arising solely from Bank having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (iii) any branch profits taxes imposed by the United States or any similar taxes imposed by another jurisdiction in which the Borrower is located, (iv) any taxes imposed on or required to be withheld with respect to Bank as a result of Bank’s failure to comply with Section 3.8(c), (v) any withholding tax that is imposed on amounts payable to an assignee, pursuant to Section 12.1, of Bank, pursuant to the laws in effect at the time such assignee becomes a party to this Agreement, except to the extent Bank was entitled, at the time of such assignment, to receive additional amounts from Borrower with respect to such taxes pursuant to this Section 3.8, or (iv) any U.S. federal withholding taxes imposed by FATCA (all excluded items being called “Excluded Taxes” and all non-excluded items being called “Indemnified Taxes”). If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Indemnified Taxes pursuant to any applicable law, then Borrower will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) within thirty (30) days, forward to Bank an official receipt or other documentation satisfactory to Bank evidencing such payment to such authority; and (iii) within thirty (30) days, pay to Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by Bank will equal the full amount Bank would have received had no such withholding or deduction been required. If any Indemnified Taxes are directly asserted against Bank with respect to any payment received by Bank hereunder, Bank may pay such Indemnified Taxes and Borrower will, within thirty (30) days after receiving written notice thereof, pay such additional amounts (including any penalty, interest or expense) as are necessary in order that the net amount received by Bank after the payment of such Indemnified Taxes (including any Indemnified Taxes on such additional amount) shall equal the amount Bank would have received had such Indemnified Taxes not been asserted.

(b) If Borrower fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to Bank the required receipts or other required documentary evidence, Borrowers shall indemnify Bank for any incremental Indemnified Taxes, interest or penalties that may become payable by Bank as a result of any such failure.

(c) If Bank is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, Bank shall deliver to Borrower from time to time as requested by Borrower to the extent required by applicable law, two original copies of properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding, provided Bank is legally entitled to complete, execute and deliver such documentation and in Bank’s judgment, such completion, execution and delivery would not materially prejudice the legal position of Bank. In addition, Bank shall deliver such other documentation prescribed by applicable law as will enable Borrower to determine whether or not Bank is subject to backup withholding or information reporting requirements.

(i) If required by applicable law, Bank shall deliver to Borrower, one or more properly completed and executed originals of IRS Form W-9 certifying that Bank is exempt from U.S. federal backup withholding tax.

(ii) If required by applicable law, any assignee of Bank that is not a United States Person under Section 7701(a)(30) of the Tax Code shall execute and deliver to Borrower on or prior the date on which such assignee becomes a party to this Agreement, one or more IRS Forms W-8ECI, W-8EXP, W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service certifying as to such assignee’s entitlement to a complete exemption from withholding or deduction of any taxes.

(iii) If a payment made to Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Bank shall deliver to Borrower at the time or times prescribed by law such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) as may be necessary for Borrower to comply with their obligations under FATCA and to determine that Bank has complied with Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Borrower shall not be required to pay additional amounts to Bank pursuant to this Section 3.8 with respect to any United States withholding taxes that are Indemnified Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of Bank to comply with this paragraph (c).

(d) The obligations of Borrower and Bank under this Section 3.8 are binding on any assignee of this Agreement under Section 12.1, including any Lender.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are expressly permitted hereunder to have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and, at such time, the security interest in the Collateral shall automatically terminate and all rights therein shall revert to Borrower and at Borrower’s sole cost and expense, Bank shall evidence such termination and release as Borrower shall reasonably request. In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to the sum of (i) one hundred-two percent (102.0%) of the face amount of all such Letters of Credit denominated in Dollars, plus (ii) one hundred-seven percent (107.0%) of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in Foreign Currency, plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

Any Collateral no longer owned by Borrower pursuant to Section 7.1 shall be free of all Liens on such Collateral granted to Bank and such Liens shall be deemed to be released and terminated. At Borrower’s sole cost and expense, Bank shall promptly provide evidence of such termination and release as Borrower shall reasonably request by amending any financing statements and all other notices of Liens previously filed by Bank to release or terminate the Liens on such Collateral.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are expressly permitted hereunder to have superior priority to Bank’s Lien under this Agreement), if and to the extent perfection may be achieved, as pertaining to the Intellectual Property of Borrower, by the filing of financing statements under the UCC in the applicable jurisdictions and the recording of security agreements with the U.S. Copyright Office. If Borrower shall acquire a commercial tort claim with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Each of Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization, if applicable, in its jurisdiction of incorporation or formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, each Borrower has delivered to Bank a completed certificate signed by such Borrower, entitled “Perfection Certificate” (individually and collectively, the “Perfection Certificate”). Borrower represents and warrants to Bank that, except as notified by Borrower to Bank in writing in accordance with Section 7.2: (a) each Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) each Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth each Borrower’s organizational identification number or accurately states that such Borrower has none; (d) the Perfection Certificate accurately sets forth each Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificate, each Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower is bound, in each of clauses (ii) through (v) above, except as could not reasonably be expected to have a material adverse effect on Borrower’s business. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, or valid leasehold interests, or license to, or has a right to use, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors. No portion of the Collateral in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate is in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2, other than Inventory and Equipment in transit, in the ordinary course of Borrower’s business. All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property which it owns or purports to own. Each Patent which it owns or purports to own and which is material to Borrower’s business is, to the best of Borrower’s knowledge, valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License (other than for any commercially available, over-the-counter software).

5.3 Accounts Receivable; Inventory. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. If an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms. For any item of Inventory consisting of “Eligible Inventory” in any Borrowing Base Certificate, such Inventory (a) consists of finished goods, in salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards having jurisdiction over such Inventory; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; and (e) is located at the locations identified by Borrower in the Perfection Certificate where it maintains Inventory (or at any location permitted under Section 7.2).

5.4 Litigation. Except as disclosed in writing to Bank as required by Section 6.2(j), there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or its Subsidiaries in an amount exceeding, individually or in the aggregate, One Million Dollars ($1,000,000.00).

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value (on a going concern basis) of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to obtain such consents, approvals and/or authorizations could not reasonably be expected to have a material adverse effect on Borrower’s business.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except for taxes, assessments, deposits and contributions in an aggregate amount not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate. Borrower may defer payment of any contested taxes in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00), provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted and (b) retains reserves for such taxes on its balance sheet as required by GAAP. Except as disclosed in writing to Bank, Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000.00). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower in excess of Five Hundred Thousand Dollars ($500,000.00), including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions to payoff in full the Existing MidCap Loans and as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other written statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in any material respect when taken as a whole (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon assumptions believed by management of Borrower to be reasonable in light of the facts known by Borrower at such time are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ materially from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of the Collateral. Borrower shall promptly provide copies of any such Governmental Approvals to Bank upon request by Bank.

6.2 Financial Statements, Reports, Certificates. Deliver to Bank:

(a) Borrowing Base Reports. Within thirty (30) days after the last day of each month, (i) aged listings of accounts receivable and accounts payable (by invoice date) and (ii) perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP or such other inventory reports as are requested by Bank in its good faith business judgment (the “Borrowing Base Reports”);

(b) Borrowing Base Certificate. Within thirty (30) days after the last day of each month and together with the Borrowing Base Reports, a duly completed Borrowing Base Certificate signed by a Responsible Officer;

(c) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(d) Monthly Compliance Certificate. Concurrently with the delivery of the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement as set forth in the Compliance Certificate, and setting forth calculations showing compliance with the financial covenants set forth in Section 6.7 and such other information as Bank shall reasonably request;

(e) Annual Audited Financial Statements. As soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared in accordance with GAAP (except as calculations may vary from GAAP pursuant to Section 1 of this Agreement), consistently applied except as explained in an accompanying letter or footnotes, together with an unqualified opinion on the financial statements from Ernst & Young or another independent certified public accounting firm acceptable to Bank in its reasonable discretion (the “Annual Financial Statements”);

(f) Annual Compliance Certificate. Concurrently with the delivery of the Annual Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such fiscal year, Borrower was in full compliance with all of the terms and conditions of this Agreement as set forth in the Compliance Certificate, and setting forth calculations showing compliance with the financial covenants set forth in Section 6.7 and such other information as Bank shall reasonably request;

(g) Board-Approved Projections. As soon as available, but no later than thirty (30) days after the last day of each fiscal year of Borrower, and contemporaneously with any updates or changes thereto, (i) annual operating budgets (including, without limitation, quarterly income statements, balance sheets and cash flow statements) for the current fiscal year of Borrower, and (ii) annual financial projections for the current fiscal year of Borrower as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections, all prepared in a form satisfactory to Bank in its reasonable discretion;

(h) [Reserved];

(i) SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(j) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Million Dollars ($1,000,000.00) or more;

(k) Intellectual Property Notice. (i) Concurrently with the delivery of each Monthly Compliance Certificate and Annual Compliance Certificate, (A) written notice of any material change in the composition of the Intellectual Property, (B) written notice of the registration of any Copyright, including any subsequent ownership right of Borrower in or to any registered Copyright not shown in the IP Security Agreement, and (C) the registration of any Patent and/or Trademark, including any subsequent ownership right of Borrower in or to any Patent and/or Trademark not shown in the IP Security Agreement, and (ii) prompt written notice of Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

(l) [Reserved]; and

(m) Governmental Authorities. Within five (5) days after the same are sent or received, to the extent not prohibited by applicable law, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects (ordinary wear and tear, casualty and condemnation excepted). Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date (as modified from time to time in Borrower’s reasonable business judgment, as approved by Bank in its reasonable discretion). Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000.00).

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested or otherwise permitted pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, except as otherwise permitted pursuant to the terms of Section 5.9 hereof.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank, it being acknowledged that Borrower’s and its Subsidiaries’ insurance coverage existing on the Effective Date is satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole loss payee and waive subrogation against Bank and shall provide that the insurer must give Bank at least thirty (30) days notice (ten (10) days in the case of nonpayment of premium) before canceling, amending, or declining to renew its policy. All liability policies shall show, or have endorsements showing, Bank as an additional insured, and all such policies (or the lender loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least thirty (30) days notice (ten (10) days in the case of nonpayment of premium) before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6 Operating Accounts.

(a) Within ninety (90) days after the Effective Date (“Bank Account Transition Date”), maintain all of its, and its Subsidiaries and its parent’s primary depository accounts and operating accounts (other than its lockbox and collection services accounts) with Bank and Bank’s Affiliates, which accounts maintained in the name of the Borrower shall represent greater than fifty percent (50%) of the aggregate dollar value of Borrower’s and its Subsidiaries’ and its parents accounts at all financial institutions. In addition, within one hundred eighty (180) days after the Effective Date (as such period may be extended in writing by Bank, in its sole discretion). Borrower shall maintain its lockbox and collection services accounts at Bank; provided that from the Bank Account Transition Date through the date such lockbox and collection services accounts are maintained at Bank, the amounts maintained in such lockbox and collection services accounts shall be transferred to accounts maintained by Borrower at Bank by 2:00 p.m. on Friday of each week.

(b) Provide Bank five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such (the “Excluded Accounts”), and (ii) other deposit accounts provided the proceeds held in all such accounts does not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate.

6.7 Financial Covenants. Maintain at all times, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Adjusted Quick Ratio. An Adjusted Quick Ratio of at least (i) prior to the occurrence of the Positive Free Cash Flow Event, 1.00 to 1.00, and (ii) on and after the occurrence of the Positive Free Cash Flow Event, 0.75 to 1.00, to be tested as of the last day of each month; and

(b) Free Cash Flow. Free Cash Flow of at least (i) ($2,000,000.00) for each of the calendar quarters ending March 31, 2012 and June 30, 2012, and (ii) $2,000,000.00 for each calendar quarter thereafter, to be tested in each case as of the last day of each calendar quarter.

6.8 Protection and Registration of Intellectual Property Rights.

(a) Use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its Intellectual Property, other than Intellectual Property that in Borrower’s reasonable judgment is not necessary or material to Borrower’s business; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property of which Borrower becomes aware; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, as owner, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall promptly provide written notice thereof to Bank and shall for such registered Intellectual Property (excluding any “intent to use” Trademark applications for which a statement of use has not been filed and accepted with the U.S. Patent and Trademark Office) and execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property (if and to the extent perfection may be achieved, as pertaining to such property, by the filing of financing statements under the UCC in the applicable jurisdictions and the recording of security agreements with the U.S. Copyright Office). If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office (if and to the extent perfection may be achieved, as pertaining to such Copyrights or mask works, by the filing of financing statements under the UCC in the applicable jurisdictions and the recording of security agreements with the U.S. Copyright Office); and (z) record such intellectual property security agreement with the United States Copyright Office within ten (10) days of filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property (if and to the extent perfection may be achieved, as pertaining to such property, by the filing of financing statements under the UCC in the applicable jurisdictions and the recording of security agreements with the U.S. Copyright Office).

(c) Provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License (other than a license for over-the-counter software that is commercially available to the public). Borrower shall take such commercially reasonable steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records (other than information that is subject to attorney-client privilege or other information that Borrower is not permitted by statute, regulation or court order to disclose), to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10 Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on five (5) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books, provided that Borrower shall not be required to make available to Bank under this Section 6.10 information that is subject to attorney-client privilege or other information that Borrower is not permitted by statute, regulation or court order to disclose. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be Eight Hundred Fifty Dollars ($850.00) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.

6.11 Formation or Acquisition of Subsidiaries. At the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower and such Guarantor shall (a) cause such new Subsidiary that is either (i) a Domestic Subsidiary or (ii) a Foreign Subsidiary which has assets with an aggregate value of at least Ten Million Dollars ($10,000,000.00), to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower or secured Guarantor hereunder, together with such appropriate security interests, financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject only to Permitted Liens that are expressly permitted to have superior priority to Bank’s Lien under this Agreement) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank; provided that, in the event such Subsidiary is organized outside the United States and the aggregate value of such Subsidiary’s assets is less than Ten Million Dollars ($10,000,000.00), such pledge shall be limited to sixty-five percent (65.0%) of the outstanding voting interests in such Subsidiary, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in Bank’s sole discretion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued by any Borrower or Guarantor pursuant to this Section 6.11 shall be a Loan Document.

6.12 Post-Closing Conditions. On or prior to the date thereof is thirty (30) days after the Effective Date (as such period may be extended in writing by Bank, in its sole discretion), (a) the Initial Audit, with results satisfactory to Bank in its sole discretion, shall occur, (b) Borrower shall use commercially reasonable efforts to deliver to Bank, in form and substance satisfactory to Bank in its sole discretion, landlord consents with respect to each of Borrower’s leased locations executed by Borrower and the landlord of each such location, (c) Borrower shall deliver to Bank, in form and substance satisfactory to Bank in its sole discretion, Control Agreements executed by each of UBS and Bank of America in favor of Bank which provides Bank a first priority perfected security interest in Borrower’s accounts maintained at each of UBS and Bank of America, and (d) Borrower shall deliver to Bank, in form and substance satisfactory to Bank in its sole discretion, a bailee waiver in favor of Bank with respect to Collateral in possession of DDN Memphis, executed by Borrower and DDN Memphis.

6.13 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral (if and to the extent perfection may be achieved, as pertaining to the Intellectual Property of Borrower, by the filing of financing statements under the UCC in the applicable jurisdictions and the recording of security agreements with the U.S. Copyright Office) or to effect the purposes of this Agreement.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of surplus, worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of exclusive and non-exclusive licenses for the use of the property of Borrower or its Subsidiaries each in the ordinary course of business; (e) dispositions of cash and Cash Equivalents in the ordinary course of business; (f) the discount or write-off of accounts receivable or the sale of any such account receivables for the purpose of collection to any collection agency, in each case in the ordinary course of business; (g) leases and subleases and any terminations thereof in the ordinary course of business and in amount and in a manner consistent with past practices; (h) abandonment of Intellectual Property that, in management’s reasonable judgment, is not necessary or material, in the ordinary course of business; and (i) other dispositions not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate per fiscal year.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto or supplemental or complementary thereto or reasonable extensions thereof; (b) liquidate or dissolve except as permitted by Section 7.3; or (c) have a change in management such that any Key Person to ceases to be actively engaged in the management of Borrower if a replacement (including a person serving in an interim capacity) satisfactory to Borrower’s Board of Directors is not made within ninety (90) days after such Key Person’s departure from Borrower. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty Five Thousand Dollars ($25,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty Five Thousand Dollars ($25,000.00) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for Permitted Acquisitions. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts (except as permitted by Section 7.1), or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (except with respect to Permitted Liens, if any, that may expressly have superiority to Bank’s Lien under the terms of this Agreement), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided, however, that the following distributions may be made: (i) at any time, dividends may be paid by any Subsidiary of Borrower to Borrower or among Borrowers, (ii) Borrower may pay dividends solely in common stock, and (iii) Borrower may make payments in amounts necessary to permit the repurchase of the stock of former employees, directors or consultants pursuant to stock repurchase agreements in an amount not to exceed One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate per fiscal year, or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt in violation of the applicable subordination, intercreditor or similar agreement.

7.10 Compliance. Become a company required to be registered as an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, except as otherwise permitted pursuant to the terms of Section 5.9 hereof, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal on any Credit Extension on its due date, or (b) pay interest or any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be required to be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8(c), 6.10, 6.11 or 6.12, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be required to be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 [Reserved]

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets with a fair market value of Two Hundred Thousand Dollars ($200,000.00) or more by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000.00); or (b) a default by Borrower, the result of which could have a material adverse effect on Borrower’s business;

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within twenty (20) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any written representation, warranty, or other written statement with respect to this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall contest in any manner the validity or enforceability of any such document or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor (except as permitted by Section 7.3); or (e) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral; or

8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and in each of clauses (a) and (b), such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a material adverse effect on Borrower’s business, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to have a material adverse effect on Borrower’s business.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to one hundred five percent (102.0%) of the aggregate face amount of all Letters of Credit remaining undrawn denominated in Dollars and one hundred eight percent (107.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn denominated in Foreign Currency (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable only upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may, upon notice to Borrower provided no Event of Default has occurred and is continuing, obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person, except in each case as a result of Bank’s gross negligence or willful misconduct. As between Bank and Borrower, Borrower bears all risk of loss, damage or destruction of the Collateral, except as a result of Bank’s gross negligence or willful misconduct.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.8 Borrower Liability. Each Borrower may, acting singly, request Credit Extensions hereunder if available. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives or previously received said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Sagent Pharmaceuticals, Inc.
Sagent Pharmaceuticals
1901 North Roselle Road,
Suite 700 Schaumburg, IL 60195
Attn: Jonathon Singer
Fax: (847) 908-1805
Email: jsinger@sagentpharma.com

With a copy to:	Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attn: Linda K. Myers, P.C.
Fax: (312) 862-2200
Email: lmyers@kirkland.com

If to Bank:	Silicon Valley Bank
230 West Monroe, Suite 720
Chicago, Illinois 60606
Attn: Mr. Jesse Meyer
Fax: (312) 704-1523
Email: jmeyer@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 692-3455
Email: dephraim@riemerlaw.com

11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Illinois law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Chicago, Illinois; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower and Bank expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower and Bank hereby waive any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consent to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower and Bank hereby waive personal service of the summons, complaints, and other process issued in such action or suit and agree that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower or Bank, as applicable, at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s or Bank’s, as applicable, actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12 GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or documented, out-of-pocket expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower contemplated by the Loan Documents (including reasonable, documented attorneys’ fees and out-of-pocket expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, and shall not disclose such confidential information to any Person, except as permitted in this Section 12.9. Disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”) which agree to maintain such information confidential; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as this Section); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, (other than Excluded Accounts) collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY (OTHER THAN EXCLUDED ACCOUNTS) OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.16 Commitment Reduction. Borrower may permanently reduce the Revolving Line upon at least three (3) Business Days prior written notice to Bank (or such lesser time as Bank may agree), which notice shall specify the amount of the reduction. Each reduction shall be in a minimum amount of Five Million Dollars ($5,000,000.00) or an increment of One Million Dollars ($1,000,000.00).

12.17 Termination Prior to Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date (a) by Borrower, effective three (3) Business Days after written notice of termination is given to Bank and all outstanding Obligations are repaid and satisfied in full, and (b) by Bank upon the occurrence, and during the continuation, of an Event of Default (the “Early Termination Event”).

12.18 Deferral of Fees. Notwithstanding the terms of the Existing MidCap Revolving Line Agreement or the Existing Midcap Term Loan Agreement, the Deferred Termination Fee owing to Bank upon the termination of such agreements shall be immediately due and payable by Borrower to Bank upon the occurrence of an Early Termination Event. Borrower shall pay the Deferred Termination Fee to Bank in connection with the payoff of the Existing Midcap Loans, and Bank shall, within five (5) Business Days thereafter, return the Deferred Termination Fee to Borrower provided that no Early Termination Event has occurred.

12.19 Lender Register and Participations.

(a) In the event of a sale by a Lender of a participation to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.

(b) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain (or cause to be maintained) a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Credit Extension or any other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Credit Extension or any other Obligations under the Loan Documents) to any Person except to the extent that such disclosure is absolutely necessary to establish that the Revolving Line and any other Obligation under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Borrower shall have no responsibility for maintaining a Participant Register.

(c) Bank, as non-fiduciary agent of Borrower, shall maintain at one of its offices a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of Bank and each other Lender, and the principal amount (and interest thereon) of the portion of any Credit Extension or any other Obligations under the Loan Documents owing to each Lender pursuant to the terms hereof from time to time (the “Lender Register”). The entries in the Register shall be conclusive, and Bank, Borrower and each Lender may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13 DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Additional Costs” is defined in Section 3.7(b) hereof.

“Adjusted Quick Ratio” is a ratio of (a) Quick Assets to (b) (i) Current Liabilities minus (ii) the current portion of Deferred Revenue.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Annual Financial Statements” is defined in Section 6.2(e).

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Account Transition Date” is defined in Section 6.6(a).

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and documented, out-of-pocket expenses, costs, and expenses (including reasonable and documented attorneys’ fees and out-of-pocket expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of “Bank Services” set forth in this Section 13.1.

“Bank’s Parent” is defined in Section 3.7(c).

“Base Rate” is the greater of: (a) the Prime Rate, and (b) the Federal Funds Rate plus one half of one percent (0.50%).

“Base Rate Loan” means an Advance that bears interest at the Base Rate.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is (a) eighty-five percent (85.0%) of Eligible Accounts, plus (b) the lesser of (i) thirty percent (30.0%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or (ii) Six Million Five Hundred Thousand Dollars ($6,500,000.00), plus (c) the lesser of (i) fifty percent (50%) of aggregate unrestricted and unencumbered cash of Borrower maintained at Bank, and (ii) Ten Million Dollars ($10,000,000.00), in each case (with respect to (a), (b) and (c) above) as reasonably determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that upon notice to and consultation with Borrower, Bank may decrease the foregoing amounts or percentages in its reasonable good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral, and provided further that any assets or property acquired by Borrower in connection with a Permitted Acquisition shall not be included in the calculation of the Borrowing Base until Bank has performed an inspection of such assets and property, with results satisfactory to Bank in its sole and absolute discretion.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit E.

“Borrowing Base Report” is defined in Section 6.2(a).

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed, except that if any determination of a “Business Day” shall relate to a Eurodollar Loan, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95.0%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Claims” is defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Illinois; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Illinois, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit F.

“Consolidated Capital Expenditures” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period of measurement, expenditures that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Consolidated EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) to the extent deducted from Net Income, (i) non-cash stock compensation expense and other reasonable add-backs for non-cash items or non-cash losses in joint ventures, in each case for which Borrower has provided written details to Bank and which have been approved by Bank in writing in its sole and absolute discretion on a case-by-case basis, and (ii) transaction fees, costs and expenses, including legal expenses, in an aggregate amount not exceeding Two Million Dollars ($2,000,000.00) incurred in connection with the execution and delivery of this Agreement and for retirement and termination of the Existing MidCap Loans.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuation Date” means any date on which Borrower elects to continue a Eurodollar Loan into another Interest Period.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means any date on which Borrower elects to convert a Base Rate Loan to a Eurodollar Loan or a Eurodollar Loan to a Base Rate Loan.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance or any other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

“Default” means any event set forth in Section 8 which with notice or passage of time or both, in each case as set forth in such Section, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deferred Termination Fee” is One Million Fifty Thousand Dollars ($1,050,000.00).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number             _ with respect to Sagent Delaware and account number 3300854187 with respect to Sagent Wyoming, each maintained with Bank.

“Designated Wholesaler” means, individually and collectively, the following Account Debtors: Cardinal Health, McKesson Corporation and AmerisourceBergen Drug Corporation: provided that no such Account Debtor shall be a “Designated Wholesaler” unless such Account Debtor’s corporate securities are rated at least BB by Standard & Poor’s Ratings Service and Fitch Ratings and Ba2 by Moody’s Investors Services, Inc.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Early Termination Event” is defined in Section 12.17.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time after the Effective

Date upon no less than five (5) Business Days’ written notice to Borrower, to adjust any of the criteria set forth below and to establish new criteria in its good faith and reasonable business judgment. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c) Accounts with credit balances over ninety (90) days from invoice date;

(d) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States, Puerto Rico or Canada;

(f) Accounts billed and/or payable outside of the United States, Puerto Rico or Canada (sometimes called foreign invoiced accounts);

(g) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise—sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j) Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(o) Accounts for which the Account Debtor has not been invoiced;

(p) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(q) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(r) Accounts arising from chargebacks or other payment deductions taken by an Account Debtor;

(s) Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(t) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(v) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25.0%) of all Accounts, or, with respect to an Account Debtor that is a Designated Wholesaler, forty percent (40.0%), for the amounts that exceed that percentage, unless Bank approves in writing; and

(w) Accounts for which Bank in its good faith business determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Eligible Inventory” means Inventory that: (a) meets all of Borrower’s representations and warranties in Section 5.3, (b) is in Borrower’s possession or is subject to a bailee waiver executed in favor of Bank, in form and substance satisfactory to Bank in its sole discretion, and (c) is otherwise reasonably acceptable to Bank in all respects.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Eurodollar Base Rate” is, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by Bank which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates). In the event that the rate per annum referenced in (b) in the preceding sentence is not available, the rate per annum in (b) in the preceding sentence shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Bank for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Bank, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Loan” is an Advance that bears interest based at the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 - Reserve Requirements

“Eurodollar Tranche” is the collective reference to Eurodollar Loans under the Revolving Line, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” is defined in Section 6.6(b).

“Excluded Taxes” is defined in Section 3.8/

“Existing MidCap Revolving Line Agreement” is that certain Loan and Security Agreement dated as of June 16, 2009, among MidCap Funding I, LLC, Borrower and Bank, as amended, supplemented, restated or otherwise modified from time to time.

“Existing MidCap Term Loan Agreement” is that certain Loan and Security Agreement dated as of March 8, 2011, among MidCap Funding III, LLC, Borrower and Bank, as amended, supplemented, restated or otherwise modified from time to time.

“Existing Mid Cap Loans” are, collectively, the loan arrangements evidenced by the Existing MidCap Revolving Line Agreement and the Existing MidCap Term Loan Agreement.

“FATCA” means Sections 1471 through 1474 of the Tax Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable to Sections 1471 through 1474 of the Tax Code as of the date of this Agreement), and any current or future regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from taxes under such provisions).

“Federal Funds Rate” is, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank on such day on such transactions as determined by Bank.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Free Cash Flow” means, for any period of measurement, Consolidated EBITDA for such period, minus the sum, without duplication, of the following: (a) non-financed Consolidated Capital Expenditures, plus (b) any capitalized expenses, including, without limitation, those related to research and development and capitalized software development costs.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Forward Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Initial Audit” is Bank’s inspection of Borrower’s Accounts, Borrower’s Inventory, the Collateral, and Borrower’s Books, with results satisfactory to Bank in its sole and absolute discretion.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to a Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash), net of interest income, determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense, net of interest income, with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges or income with respect to letters of credit and bankers’ acceptance financing and the net costs or net income associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, (i) the last day of each Interest Period applicable to such Eurodollar Loan, and (ii) as to any Eurodollar Loan having an Interest Period longer than three (3) months, each day that is three (3) months, or a whole multiple thereof, after the first day of such Interest Period, and (b) with respect any Base Rate Loan, (i) the last day of each month (or, if the last day of the month does not fall on a Business Day, then on the first Business Day following such date), and (ii) each date such Base Rate Loan is converted into a Eurodollar Loan to the extent of the amount converted to a Eurodollar Loan.

“Interest Period” means, as to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan, or on the date on which a Base Rate Loan is converted into a Eurodollar Loan or an existing Eurodollar Loan is continued as a Eurodollar Loan, and ending on the date that is one (1), two (2), three (3), or six (6) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any Eurodollar Loan shall end later than the Revolving Line Maturity Date, (b) as to any Eurodollar Loan having an Interest Period longer than three (3) months, each day that is three (3) months, or a whole multiple thereof, after the first day of such Interest

Period shall be an Interest Payment Date, (c) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (d) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a Eurodollar Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (e) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (f) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the Eurodollar Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a Eurodollar Loan.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank dated as of the Effective Date.

“Key Person” is any of Borrower’s Chief Executive Officer and Chief Financial Officer, who are, as of the Effective Date, Jeff Yordon and Jonathon Singer, respectively.

“Lender” is, collectively, Bank, each Person that is an assignee of Bank’s interest in this Agreement pursuant to Section 12.1, and their respective successors and assignees.

“Lender Register” is defined in Section 12.19.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan” is any Eurodollar Loan or Base Rate Loan.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreement, any Bank Services Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank, all as amended, restated, or otherwise modified.

“MidCap” is, collectively, MidCap Funding III, LLC, a Delaware limited liability company, and MidCap Funding I, LLC, a Delaware limited liability company.

“Monthly Financial Statements” is defined in Section 6.2(c).

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Notice of Borrowing” means a notice given by Borrower to Bank substantially in the form of Exhibit C, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank substantially in the form of Exhibit D, with appropriate insertions.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Participant” shall mean any Person that owns rights of participation in an interest of a Lender hereunder, to the extent permitted pursuant to Sections 12.1 and 12.19.

“Participant Register” is defined in Section 12.19.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquired Indebtedness” is One Million Dollars ($1,000,000.00).

“Permitted Acquisition” is any acquisition by Borrower of all or the majority the capital stock, or substantially all of the assets, of any Person, (or any division, product line and/or business operated by any Person) in which the total compensation payable by Borrower and its Subsidiaries shall not exceed Fifty Million Dollars ($50,000,000.00) with respect to any single acquisition and complies with the following criteria:

(a) no Event of Default exists or would result from such acquisition;

(b) the Person, division, product line or line of business acquired in such acquisition shall be in the same or substantially similar line of business as Borrower or supplemental or complementary thereto or reasonably related thereto or reasonable extensions thereof;

(c) Bank shall have received at least five (5) Business Days prior written notice of the closing date for such acquisition (together with a description of the proposed acquisition or purchase, all diligence materials (including, without limitation, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to Bank certifying that, as of the date thereof, the proposed purchase or acquisition is in compliance with Section 7.3 hereof and accompanied by calculations in support thereof) and other documents and information reasonably requested by Bank, each of which shall be in form and substance reasonably satisfactory to Bank);

(d) Borrower remains a surviving legal entity after such acquisition;

(e) no Indebtedness or Liens are assumed in connection with such acquisition, except Permitted Acquired Indebtedness;

(f) any Person that is acquired and remains a separate legal entity shall, at Bank’s option, become a borrower pursuant to the terms hereunder (including, without limitation, Section 6.11) and documentation required by Bank in its sole discretion;

(g) such acquisition is non-hostile in nature;

(h) the sum of (i) the Availability Amount, plus (ii) without duplication of amounts represented in Availability Amount, Borrower’s consolidated unrestricted and unencumbered cash maintained at Bank or in accounts at another financial institution, provided that any such account maintained at another financial institution is subject to a Control Agreement which is satisfactory to Bank in its sole discretion, and which provides

Bank a first priority perfected security interest in such account (less the amount of unrestricted and unencumbered cash used in the calculation of the Availability Amount), after giving effect to such acquisition, is at least Twenty-Five Million Dollars ($25,000,000.00); and

(i) Borrower has provided Bank with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such acquisition), Borrower would be in compliance with the financial covenants contained in Section 6.7, both immediately prior to and immediately after the consummation of such acquisition.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(h) Indebtedness of Borrower arising from the honoring by a bank or financial institution of a check, draft or similar instrument inadvertently drawn by such Borrower in the ordinary course of business, against insufficient funds, so long as such Indebtedness is repaid within five (5) Business Days;

(i) Permitted Acquired Indebtedness;

(j) reimbursement obligations under letters of credit not to exceed Five Hundred Thousand Dollars ($500,000.00) at any one time outstanding; and

(j) other Indebtedness in an aggregate principal amount not to exceed Five Hundred Thousand Dollars ($500,000.00) at any one time outstanding.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries, Sagent Strides and Kanghong Sagent (Chengdu) Pharmaceuticals Co., Ltd.) existing on the Effective Date and shown on the Perfection Certificate; and

(b) Investments consisting of Cash Equivalents and any similar short term Investments permitted by Borrower’s and its Subsidiary’s investment policies, as amended from time to time, provided that such investment policies (and any such amendment thereto) have been approved by Bank;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00), provided that this subpart shall not apply to Investments of Borrower in any Subsidiary;

(e) joint ventures or strategic alliances in the ordinary course of Borrower’s or its Subsidiaries’ business in an aggregate amount not to exceed Twenty-Five Million Dollars ($25,000,000.00) during the term of this

Agreement, provided that at the time of any Investment in such a joint venture or strategic alliance, the sum of (i) the Availability Amount, plus (ii) without duplication of amounts represented in Availability Amount, Borrower’s consolidated unrestricted and unencumbered cash maintained at Bank or in accounts at another financial institution, provided that any such account maintained at another financial institution is subject to a Control Agreement which is satisfactory to Bank in its sole discretion, and which provides Bank a first priority perfected security interest in such account (less the amount of unrestricted and unencumbered cash used in the calculation of the Availability Amount), after giving effect to such Investment, is at least Twenty-Five Million Dollars ($25,000,000.00); and

(f) other Investments not otherwise permitted by Section 7.7 not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment, which Liens may have priority over Bank’s Liens to the extent set forth in Section 9-324 of the Code;

(d) exclusive and non-exclusive licenses of Intellectual Property each granted in the ordinary course of business;

(e) Liens arising by virtue of a judgment or judicial order not constituting an Event of Default;

(f) Liens in favor of other financial institutions arising in connection with the Deposit Accounts of Borrower or any of its Subsidiaries held at such institutions, but only to the extent that such Deposit Account is subject to a Control Agreement in favor of Bank if required pursuant to Section 6.6;

(g) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases entered into in the ordinary course of business by Borrower and its Subsidiaries;

(h) Liens under Section 4-210 of the UCC in favor of collecting banks;

(i) Liens for the benefit of the seller deemed to attach solely because of the existence of cash deposits and attaching solely to cash deposits made in connection with any letter of intent or acquisition or purchase agreement with respect to any Permitted Acquisition;

(j) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and pledges securing liability to insurance carriers under insurance or self-insurance arrangements in respect of deductibles;

(k) deposits and other liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(l) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(m) leases or subleases of real property granted in the ordinary course of Borrower’s or its Subsidiaries’ business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of Borrower’s or its Subsidiaries’ business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(n) Liens in favor of a customs agent encumbering imported property in the custody of the customs agent, in each case incurred in the ordinary course of business and securing only amounts owed to such customs agent;

(o) Liens in respect of Permitted Acquired Indebtedness, provided such Liens constitute “Permitted Liens” hereunder;

(p) Liens arising by operation of law under Article 2 of the Code in favor of a reclaiming seller of goods or buyer of goods;

(q) Liens on cash securing reimbursement obligations under letters of credit not to exceed Five Hundred Thousand Dollars ($500,000.00) at any one time outstanding;

(r) other Liens in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00); and

(s) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (r), but any extension, renewal or replacement Lien must be limited to the property plus accessions thereto and proceeds thereof encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Positive Free Cash Flow Event” means that Borrower has achieved positive Free Cash Flow for at least two (2) consecutive calendar quarters that terminate after the Effective Date.

“Prime Rate” means the rate of interest published in the “Money Rates” section of The Wall Street Journal, Eastern Edition as the “United States Prime Rate,” even if such rate is not the lowest or best rate available. In the event that The Wall Street Journal, Eastern Edition is not published or such rate does not appear in The Wall Street Journal, Eastern Edition, the Prime Rate shall be determined by Bank until such time as the Prime Rate becomes available in accordance with past practices.

“Quick Assets” is, on any date, Borrower’s (a) consolidated unrestricted and unencumbered cash maintained at Bank or in accounts at another financial institution, provided that any such account maintained at another financial institution is subject to a Control Agreement which is satisfactory to Bank in its sole discretion, and which provides Bank a first priority perfected security interest in such account, plus (b) net billed accounts receivable.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined as provided in the definition of Eurodollar Rate or (b) any category of extensions of credit or other assets which include Advances.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an amount equal to Forty Million Dollars ($40,000,000.00).

“Revolving Line Maturity Date” is February 13, 2016.

“Sagent Delaware” is defined in the preamble hereof.

“Sagent Strides” means Sagent Strides LLC, a Wyoming limited liability company.

“Sagent Wyoming” is defined in the preamble hereof.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower. For the avoidance of doubt, each of Sagent Strides and Kanghong Sagent (Chengdu) Pharmaceuticals Co., Ltd. is not a “Subsidiary” as of the Effective Date.

“Tax Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness and current portion of Subordinated Debt permitted by Bank to be paid by Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Type” is, with respect to any Advance, its nature as a Base Rate Loan or a Eurodollar Loan.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(a).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

SAGENT PHARMACEUTICALS, INC.

By: /s/ Michael Logerfo

Name: Michael Logerfo

Title: Corporate Vice President, Chief Legal Officer, and Secretary

SAGENT PHARMACEUTICALS

By: /s/ Michael Logerfo

Name: Michael Logerfo

Title: Corporate Vice President, Chief Legal Officer, and Secretary

BANK:

SILICON VALLEY BANK

By: /s/ Jesse Meyer

Name: Jesse Meyer

Title: Relationship Manager

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (but excluding any “intent to use” Trademark applications for which a statement of use has not been filed and accepted with the U.S. Patent and Trademark Office and any other Intellectual Property to the extent the grant of a Lien on or security interest in such Trademark applications or other Intellectual Property would result in the cancellation or voiding of such Trademark applications or other Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral shall not include: (A) Borrower’s equity interests in Sagent Strides and Kanghong Sagent (Chengdu) Pharmaceuticals Co., Ltd.; or (B) more than sixty-five percent (65.0%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter.

1